Exhibit 10(r)

SERVICE AGREEMENT (this “Agreement”) dated as of December 4, 2003, between United Rentals, Inc., a Delaware corporation (the “Company”), and Bradley S. Jacobs (“Jacobs”).

Preamble

A. Jacobs currently serves as Chairman and Chief Executive Officer (“CEO”) of the Company.

B. Jacobs has submitted a letter of resignation to the Board of Directors of the Company (the “Board”). Under the terms of this Agreement, Jacobs will resign as CEO as of the close of business on December 15, 2003. However, he will remain a director of the Company and Chairman of the Board and become a consultant to the Company.

C. As of the “Effective Time” (as defined below), Jacobs’ “Existing Employment Agreement” (as defined below) will terminate and he will cease to be an employee of the Company. Upon such termination, Jacobs’ rights under the Existing Employment Agreement will terminate, including, without limitation, the right to receive 13.51 times the sum of his annual base compensation plus his annual bonus following a termination of Jacobs’ employment by the Company without cause or by Jacobs for good reason or due to a material breach of the Existing Employment Agreement by the Company.

D. The parties hereto desire to enter into this Agreement in order to set forth the terms pursuant to which Jacobs will continue to provide services to the Company following his resignation as CEO.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Effective Time. This Agreement will be effective as of the close of business on December 15, 2003 (the “Effective Time”).

2.	Termination of Existing Employment Agreement. Jacobs and the Company are parties to an Employment Agreement dated as of September 19, 1997 (the “Existing Employment Agreement”). The Existing Employment Agreement will terminate as of the Effective Time. The parties acknowledge that the Existing Agreement will be deemed to have been terminated pursuant to Section 6(a)(i) thereof, and that Jacobs will not be entitled to any payments under Section 6(a)(iii) thereof. At the Effective Time, Jacobs will cease to be an employee of the Company.

3.	Position. During the “Term” (as defined below), Jacobs shall serve as a consultant to the Company. In such capacity, he will not be an employee of the

Company. As long as Jacobs continues to serve as Chairman of the Board, his title will be “Executive Chairman.” Jacobs may elect to resign his position as Chairman of the Board, at which time he will no longer have the title “Executive Chairman.” If Jacobs elects to resign as Chairman, he will remain a consultant to the Company until he resigns or is otherwise removed in accordance with this Agreement and will remain a director until he resigns or fails to be re-elected to such position.

4.	Duties and Authority

4.1.	The duties and tasks Jacobs may be asked to perform may include assisting in, among other things, the company’s ongoing project to raise rental rates, major merger and acquisition opportunities and senior and mid-level human resources issues. In addition, as long as he is Executive Chairman, Jacobs may be asked to perform such duties and responsibilities as are customary for such position and are compatible with being a consultant who is also serving as chairman of a board of directors. At all times, Jacobs will only be required to perform those specific duties, tasks and responsibilities as are communicated to him in writing by any of the Board, the Company’s CEO or the Company’s President. After Jacobs is no longer Executive Chairman, but while serving as consultant, he will act solely in an advisory capacity.

4.2.	While serving as Executive Chairman, Jacobs will report solely to the Board. In the event that Jacobs is no longer Executive Chairman and serving only as a consultant, Jacobs will report solely to the Company’s CEO or President. In his capacity as a consultant, Jacobs will not have any authority to bind the Company or to make decisions on behalf of the Company.

4.3.	Jacobs will provide his services hereunder on a part-time basis at mutually agreed upon times. Jacobs shall not be required to devote more than 500 hours per year to performing his services hereunder, subject to reduction at Jacobs’ election as described in subsection 4.4 hereof. Jacobs will be free to engage in other business ventures (subject to Section 8 hereof). Jacobs may provide his services hereunder from off-site locations. Jacobs will not be required to travel or relocate.

4.4.	The base consulting payment provided for in subsection 5.1 hereof assumes that Jacobs will devote approximately 500 hours per year to performing his consulting services hereunder. However, at any time during the Term, Jacobs may, at his option and in a written notice delivered to the Company, elect to reduce his time commitment as a consultant, but not below 50 hours per year. If in any year Jacobs elects to reduce his time commitment to less than 500 hours of service as a consultant hereunder, then his base consulting payment for such year will be proportionately decreased (it being acknowledged that the benefits described in subsection 5.3 hereof will not be affected). For example, if Jacobs elects to reduce his time commitment as a consultant to 400 hours in a given year (i.e., a 20% reduction), then his base consulting payment for such year would be reduced to $200,000. For purposes of clarity, there shall be no reduction in the base consulting payment described in subsection 5.1 if Jacobs performs less than the committed hours of consulting service hereunder (whether the original 500 hours or any reduced hours resulting from Jacobs’ election to reduce his time commitment as aforesaid) due to the Company requesting him to work on projects which take, in the aggregate, less than the committed hours of Jacobs’ time per year.

5.	Consulting Payments and Other Benefits.

5.1.	Base Consulting Payment. During the Term, the Company will pay Jacobs a base consulting payment of $250,000 per annum, payable bi-weekly in arrears. The foregoing payment level is subject to possible reduction as provided in subsection 4.4 above, but for no other reason.

5.2.	2003 Bonus and Additional Consulting Payments. The Board, in its sole discretion, may pay amounts to Jacobs in excess of the base consulting payment. The Company shall pay Jacobs a bonus in respect of his service as CEO of the Company for fiscal year 2003, as determined by the Board, in a manner consistent with past practice.

5.3.	Benefits.

5.3.1.	As a consultant, Jacobs shall not be an employee of the Company during the Term and shall not be entitled to participate in any Company benefit plans. During the Term the Company shall pay Jacobs an additional monthly payment of $2,084.00 (the “Benefits Payment”) in lieu of benefits other than Jacobs’ health care benefit, which is described in the following sentence. In addition to the foregoing, the Company shall pay for any election by Jacobs for any health care continuation coverage under the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended (“COBRA”) and, commencing 18 months following the Effective Time, the Company shall make a monthly payment to Jacobs, in addition to the Benefits Payments, equal to the cost to Jacobs of obtaining health care insurance substantially equivalent to that he had received pursuant to his COBRA election; provided, however, that the benefits provided in this sentence shall cease on the earlier of the end of the Term or the date Jacobs first becomes covered under the health care plan of a subsequent employer.

5.3.2.	During the Term, Jacobs will be entitled to substantially the same office, secretarial, administrative and information technology support that he received immediately prior to the Effective Time, at the Company’s cost; provided that such secretarial, administrative and information technology support will be provided at any location chosen by Jacobs.

5.3.3.	During the Term, Jacobs may continue to use Company aircraft in accordance with the policy for personal use approved by the Board on October 2, 2002 (the “Policy”). For purposes of the foregoing, it is agreed that: (i) no less than 45% of the aggregate hours available for executive use under the Policy shall be allocated to Jacobs, (ii) approval by the CEO shall not be required for Jacobs’ use, (iii) Jacobs will be treated as an “executive officer” for purposes of the participation requirements of the Policy at all times during the Term, even though he is not an employee and not an executive officer, and (iv) Jacobs’ rights under this subsection shall not be diminished by any future modification or termination of the Policy.

5.3.4.	For three years following the end of the Term (subject to extension pursuant to clause (i) below), Jacobs may continue to make personal use of Company aircraft, subject to the following qualifications and limitations: (i) use under this subsection shall be limited to a maximum of 100 hours of flight time (wheels up) for the each of the first three years following the end of the Term (provided that any unused hours in any year shall be carried forward to the subsequent year until all hours have been used (even if all such hours are not used until after the third year following the end of the Term) and this subsection 5.3.4 shall continue in effect until such time as all carried forward hours have been used), (ii) Jacobs shall be required to reimburse the Company for the incremental costs to the Company for use following the Term and (iii) the rights provided by this subsection will not be available if the Company terminates Jacobs’ position with the Company and such termination is for “Cause” (as defined below). For purposes of the foregoing, (i) “incremental cost” has the meaning given in the existing Policy and shall be calculated consistent with past practice and (ii) “year” means the 12-month period commencing upon the end of the Term and each successive, non-overlapping, period of 12 months.

5.3.5.	If at any time the Company is unable or unwilling to provide Jacobs with the benefits described in subsections 5.3.2, 5.3.3 or 5.3.4, then the Company will reimburse Jacobs for the cost of purchasing such benefits in the market place, grossed up for any taxes payable by Jacobs that exceed the taxes he would otherwise have been liable to pay had the Company provided the benefits as described in subsections 5.3.2, 5.3.3 or 5.3.4. Such amounts payable under this subsection 5.3.5 shall be paid in cash within 30 days of the Company’s receipt of an invoice for costs incurred.

5.3.6.	Taxable income will be imputed to Jacobs for the foregoing perquisite described in subsections 5.3.3 and 5.3.4 in accordance with the existing Policy and applicable law (specifically, to the extent applicable, Treasury Regulation Section 1.61-21(g)); provided, however, absent written guidance by the Internal Revenue Service, the Department of Treasury or a court of applicable jurisdiction (whether or not specifically applying to Jacobs), Jacobs will be treated as a “non-control employee,” for purposes of such Treasury Regulation or its successor, for purposes of computing imputed taxable income.

5.4.	Expense Reimbursement. Upon presentation of appropriate documentation, Jacobs shall be reimbursed, in accordance with the reimbursement practices in effect with respect to Jacobs immediately prior to the Effective Date, for all reasonable business and entertainment expenses incurred in connection with the performance of his duties hereunder.

5.5.	Retirement. To the extent Jacobs qualifies to be treated as a “retiree” under any plan, program, grant or agreement, Jacobs shall have the benefit of said classification with regard to a benefit to the extent that it is more favorable to Jacobs than the provisions otherwise provided herein.

6.	Term and Termination.

6.1.	Scheduled Term. The initial term of this Agreement shall commence at the Effective Time and end on December 15, 2006. Following the initial term, the term of this Agreement shall automatically extend for successive one-year renewal terms, unless at least 30 days prior to the end of the initial term or the then current renewal term, as the case may be, either party gives notice of non-renewal to the other party. The term of this Agreement is subject to possible early termination as provided in subsection 6.2 hereof. As used herein, “Term” means the initial term and any renewal term.

6.2.	Possible Early Termination of Term. The Term will terminate prior to its scheduled end upon the death of Jacobs or upon any termination of Jacobs’ position as a consultant pursuant to any of the following subsections. For the sake of clarity, it is specified that Jacobs’ resignation as Executive Chairman, but not as a consultant, pursuant to Section 3 will not cause early termination of the Term.

6.2.1.	The Company may at any time, at its option, terminate Jacobs’ position as a consultant hereunder by delivering a notice of termination to Jacobs. Termination pursuant to this subsection may be with or without Cause, subject to the provisions of subsection 6.3 hereof. Any termination notice pursuant to this subsection will be effective upon delivery or such later date as is specified in the notice.

6.2.2.	Jacobs may at any time, at his option, resign his position as a consultant hereunder by delivering a notice of resignation to the Company. Any such notice will be effective upon delivery or such later date as is specified in the notice. Resignation pursuant to this subsection may be with or without “Good Reason” (as defined below), subject to the provisions of subsection 6.3.

6.3.	Certain Obligations In the Event of Early Termination. If (i) the Company effects an early termination pursuant to subsection 6.2.1 and such termination is not for Cause or (ii) Jacobs resigns for Good Reason pursuant to subsection 6.2.2, then in either such case: (a) the Company shall be required to continue to pay to Jacobs the base consulting payment provided for by subsection 5.1 hereof and to make all the payments and make available all the benefits provided by subsections 5.3.1, 5.3.2, 5.3.3 and 5.3.5, as applicable, until the scheduled end of the Term as if there had been no early termination and (b) the three-year period contemplated by subsection 5.3.4 or payments in lieu thereof contemplated by subsection 5.3.5, as applicable, will commence upon the date the Term was scheduled to end rather than the date of early termination.

6.4.	Definition of Cause and Good Reason.

6.4.1.	“Cause” for early termination by the Company will exist upon (i) Jacobs’ willful and continued failure to perform substantially his duties as a consultant under this Agreement (other than any such failure resulting from Jacobs’ physical or mental incapacity), after a written demand for substantial performance is delivered to Jacobs by the Board which specifically identifies the manner in which the Board believes that Jacobs has not performed his duties as a consultant and the failure of Jacobs to reasonably comply with such demand within 30 days of delivery of such notice to Jacobs, or (ii) Jacobs’ willful engagement in gross misconduct in his capacity as a consultant with regard to the Company and its affiliates materially and demonstrably injurious to the Company and its affiliates, taken as a whole, which is not cured by Jacobs within 30 days after a notice is delivered to Jacobs by the Board which sets forth in reasonable detail the nature of the alleged misconduct and the injury to the Company and its affiliates. For purposes of the foregoing definition, no act or failure to act on Jacobs’ part shall be considered “willful” unless done, or omitted to be done, by Jacobs not in good faith and without belief that his action or omission was in the best interest of the Company or any affiliate. A termination by the Company will be deemed not to be for Cause, unless the notice of termination is accompanied by a copy of a resolution duly adopted by the affirmative vote or not less than two-thirds of the entire membership of the Board finding that in the good faith opinion of the Board Jacobs was guilty of conduct set forth in clause (i) or (ii) of this subsection 6.4.1 and specifying the particulars thereof in detail.

6.4.2.	“Good Reason” for resignation by Jacobs will exist if: (i) while Jacobs is a director, the Board without Jacobs’ written consent removes Jacobs from his position as Chairman of the Board or fails to nominate Jacobs for reelection as a director at any meeting of stockholders at which class 3 directors of the Board stand for reelection or (ii) there is a material breach of this Agreement by the Company, which is not cured by the Company within 30 days after a notice is delivered to the Company by Jacobs which sets forth in reasonable detail the nature of the alleged breach. Without limiting the generality of the foregoing, a breach by the Company of any one of Sections 5, 7, 9, 10 or 13 of this Agreement shall be deemed to be a material breach for purposes of clause (ii) of the previous sentence. A resignation by Jacobs will be deemed not to be for Good Reason, unless within 10 days after delivering his notice of resignation he notifies the Company that his resignation was for Good Reason and sets forth in reasonable detail the basis for such assertion.

6.5.	Effect of Termination; Survival.

6.5.1.	At the end of the Term, the rights and obligations of the parties hereunder shall cease, except for (i) obligations and rights for the payment or receipt of money accrued through the date of termination or that arise as a result of termination, (ii) any right or obligation which by its terms relates to any period after the Term and (iii) obligations that survive the termination of this Agreement as specified in subsection 6.5.2. Termination of this Agreement shall not affect any rights that any party may have (whether at law or in equity), consistent with the terms and conditions of this Agreement, in respect of any breach of this Agreement occurring prior to or following such termination.

6.5.2.	The following provisions of this Agreement shall survive termination of this Agreement and the Term: subsection 5.3.4, subsection 5.3.5 (insofar as it pertains to subsection 5.3.4), subsection 6.3, subsection 6.5, and all of Sections 7 through 23.

7.	Certain Matters Relating to Existing Agreements.

7.1.	The Company and Jacobs are parties to an Indemnification Agreement dated as of November 13, 1997. For purposes of clarity, it is specified that service by Jacobs as a consultant under this Agreement shall constitute service as an “Agent” within the meaning of the Indemnification Agreement. Without limiting the Company’s obligation under the Indemnification Agreement, the Company agrees to cover Jacobs under directors and officers liability insurance to the same extent that the Company covers its other officers and directors. The foregoing obligation shall survive termination of this Agreement and shall continue for as long as Jacobs has any potential liability in connection with his serving, or having served, as a director, officer, employee or consultant of or to the Company and, in all events, shall at a minimum survive for six years after the first date that Jacobs is no longer performing any services for the Company in any capacity.

7.2.	The Company and Jacobs are parties to a Senior Restricted Stock Agreement dated June 5, 2001 and a related letter agreement (the “Equity Letter”) dated April 21, 2003 (the foregoing agreements being referred to collectively as the “Grant Agreement”). For the sake of clarity, it is specified that: (i) if the Company terminates Jacobs’ position as a consultant hereunder, or if Jacobs resigns such position, such termination or resignation will constitute termination or resignation of Jacobs’ “employment” for purposes of the Grant Agreement, (ii) the delivery by the Company of a notice of non-renewal pursuant to subsection 6.1 hereof (whether during the initial term or any renewal term) will constitute termination of Jacobs’ “employment” by the Company other than for “Cause” for purposes of the Grant Agreement and (iii) for purposes of this subsection 7.2 and the Grant Agreement, the term “Cause” has the meaning given in the Grant Agreement and not this Agreement.

7.3.	The Company has heretofore granted stock options (the “Options”) to Jacobs described in a memorandum addressed to Jacobs dated January 1, 2003 entitled “Terms Governing Options” (the “Option Agreement”) and the Equity Letter. The Company hereby represents and confirms to Jacobs that (i) the Board has, prior to entering into this Agreement, approved (a) the transfer of the Options in accordance with the provisions of Section 10 of the 1997 Stock Option Plan and Section 11 of the 1998 Stock Option Plan and (b) that the transferee of the Options shall have all of the rights and privileges originally provided to Jacobs with respect to such transferred Options pursuant to the Option Agreement and the Equity Letter, including without limitation, the right to pay the exercise price of any Option through a cashless exercise mechanism as set forth in Paragraph 5 of the Option Agreement and (ii) evidence of such approval has been provided to Jacobs.

7.4.	The Company hereby represents and confirms that:

7.4.1.	The restrictive legends set forth on certificate No. UR 4904 have been amended to read in their entirety as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED AND QUALIFIED IN ACCORDANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR IN THE OPINION OF COUNSEL SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTED STOCK AGREEMENT DATED JUNE 5, 2001 BETWEEN THE COMPANY AND THE REGISTERED OWNER OF THIS CERTIFICATE (OR HIS PREDECESSOR IN INTEREST) AND AN AGREEMENT DATED APRIL 21, 2003 BETWEEN THE COMPANY AND THE REGISTERED OWNER OF THIS CERTIFICATE. COPIES OF THESE AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE REGISTERED OWNER OF THIS CERTIFICATE. THESE SECURITIES MAY BE CANCELLED AND RETIRED BY THE COMPANY IN THE CIRCUMSTANCES SET FORTH IN SAID AGREEMENTS.”

7.4.2.	The restrictive legends set forth on certificate No. UR 4462 have been amended to read in its entirety as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED AND QUALIFIED IN ACCORDANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR IN THE OPINION OF COUNSEL SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.”

7.4.3.	The restrictive legend set forth on certificate No. UR 4756 has been removed.

7.4.4.	Certificates Nos. UR 4904 and UR 4462 (or replacements therefor), bearing the restrictive legends set forth in Sections 7.4.1 and 7.4.2 above, as applicable, and certificate No. UR 4756 (or a replacement therefor), bearing no restrictive legend, have been delivered to Jacobs on or prior to the date hereof.

7.5.	If a certificate or agreement representing or relating to securities of the Company held by (i) Jacobs, (ii) a family member of Jacobs, (iii) an affiliate of Jacobs or an affiliate of a family member of Jacobs, (iv) a trust, a majority of the beneficial interests of which are held by any of the persons specified in clauses (i)-(iii) above, or (v) any transferee of the persons specified in clauses (i)-(iv) above requires an opinion of counsel, whether counsel to the Company or otherwise, prior to the transfer of the securities represented by such certificate or the securities related to such agreement, as the case may be, the Company agrees that an opinion delivered by Paul, Weiss, Rifkind, Wharton & Garrison LLP shall, absent manifest error, be deemed to satisfy such requirement, and the Company shall, as promptly as reasonably practicable, instruct its transfer agent to effect such transfer.

7.6.	Subject to the foregoing provisions, all existing agreements between Jacobs (or his affiliates) and the Company (other than the Existing Employment Agreement) shall continue in effect in accordance with their respective terms (including, without limitation, any agreement pursuant to which Jacobs or his affiliates have acquired, or may acquire, any stock, options, warrants or other securities of the Company).

8.	Certain Covenants.

8.1.	Noncompetition and Confidentiality Agreement.

8.1.1.	Jacobs will not, during the Term, and for a period of 12 months immediately following the end of the Term, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature: establish, enter into, be employed by or for, advise, consult with or become a part of, any company, partnership, corporation or other business entity or venture, or in any way engage in business for himself or for others, in competition with the Company’s equipment rental business within a 200-mile radius of any equipment rental location owned by the Company during the Term.

8.1.2.	During and after the Term, Jacobs shall not knowingly, without the prior consent of the Company, which consent shall not be unreasonably withheld, use for his own benefit or disclose to any person, company, partnership, corporation or business for any reason or purpose whatsoever, any confidential information of the Company, unless disclosure is required by law. For the purposes hereof, confidential information includes all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records and customer and vendor records relating to or containing any proprietary information relating to the Company, but does not include (a) any information which is in the public domain or known to other unrelated parties in the Company’s industry other than as a result of Jacobs’s breach of this provision, (b) any information acquired by Jacobs other than in the course of his duties to the Company or (c) any and all investor and other contact lists or data lists to which Jacobs was a contributor at any time, provided that such information will not be provided to a competitor of the Company.

8.1.3.	Because of the difficulty of measuring economic losses to the Company as a result of breach by Jacobs of the foregoing covenants in subsections 8.1.1 and 8.1.2, and because of the immediate and irreparable damage that might be caused to the Company for which it would have no other adequate remedy, Jacobs agrees that, without limiting the remedies available to the Company, the foregoing covenants may be enforced by the Company by injunctions and restraining orders.

8.1.4.	The covenants in this Section 8 are intended to be severable and separate, and the unenforceability of any specific covenant shall not affect the enforceability of any other covenant.

8.2.	Company Property. Jacobs recognizes and acknowledges that he may have access to various confidential proprietary information concerning the Company and its affiliates which is of a special and unique value to the Company and that all such information is and shall remain the property of the Company. Notwithstanding the foregoing, Jacobs shall have the right to retain any records, notes and other information pertaining to the Company’s business which do not contain confidential information (as described in subsection 8.1.2).

9.	Excise Tax.

9.1.	If all or any portion of the payments and benefits which Jacobs is entitled to receive pursuant to the terms of this Agreement or any other plan, arrangement or agreement in respect of the Company or its affiliates (the “Payments”) constitutes “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code (or similar tax and/or assessment), the Company (or its successors or assigns) shall pay to Jacobs an additional amount (“Gross-Up Payment”) such that the net amount retained by Jacobs, after deduction of (i) any Excise Tax on Payments, (ii) any federal, state and local income and employment or self-employment tax and Excise Tax upon the payment provided for by this subsection 9.1, and (iii) any interest and penalties imposed in respect of the Excise Tax shall be equal to the full amount of the Payments. For purposes of determining the amount of the Gross-Up Payment, Jacobs shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of taxation in the state and locality of Jacobs’s residence on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

9.2.	The Gross-Up Payment for any Payment made shall be paid to Jacobs (or, to the extent subject to required tax withholding, deposited with the applicable tax authority) within 10 days after the Imposition of Excise Tax, unless the Company undertakes to indemnify him as provided in subsection 9.3. The “Imposition of Excise Tax” shall mean the earliest of: (i) the issuance by the Internal Revenue Service of a notice stating in effect that an Excise Tax is due with respect to the Payment; (ii) Jacobs’ delivery to the Company of an opinion of tax counsel or a tax accountant selected by Jacobs that all or a portion of the Payment is subject to the Excise Tax and the amount of the Excise Tax on the Payment; or (iii) the Company’s delivery to Jacobs of an opinion of tax counsel or a tax accountant selected by the Company and acceptable to Jacobs that all or a portion of the Payment is subject to the Excise Tax and the amount of the Excise Tax on the Payment.

9.3.	In lieu of paying the Gross-Up Payment for any Payment, the Company may elect to undertake, at its sole expense, the defense and settlement of any assessment by the Internal Revenue Service of the Excise Tax on any Payment. If the Company so elects, the Company shall protect, defend, indemnify and hold Jacobs forever harmless (on the same basis as described in subsection 9.1) from and against the Excise Tax on such Payment and payments pursuant to this subsection 9.3 and any federal, state or local income tax (determined pursuant to the last sentence of subsection 9.1) upon payments pursuant to this subsection 9.3 and any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages or expenses, including attorneys’ and accountants’ fees in connection with any thereof, and any interest and penalties sustained by Jacobs as a result of or arising out of or by virtue of the Company’s undertaking.

9.4.	If the Excise Tax is determined to be less than the amount taken into account in determining the Gross-Up Payment paid pursuant to subsection 9.2, Jacobs shall repay to the Company, within 10 days after the time that the amount of such reduction in Excise Tax is determined, the portion of the Gross-Up Payment attributable to such reduction. If the Excise Tax is determined to exceed the amount taken into account in determining the Gross-Up Payment paid pursuant to subsection 9.2, the Company within 10 days after the time that the amount of such excess Excise Tax is determined shall make an additional payment to Jacobs of an amount equal to such excess plus an amount equal to any interest and penalties payable to the Internal Revenue Service with respect to such excess and any Excise Tax on payment pursuant to this sentence and any federal, state and local income and employment tax (determined pursuant to the last sentence of subsection 9.1) upon payments made pursuant to this sentence.

10.	Legal Fees and Expenses.

10.1.	The Company shall pay the reasonable legal fees, costs and expenses incurred by Jacobs in connection with any action arising under this Agreement or any of the other agreements referenced herein, provided that any dispute or controversy between the parties regarding this Agreement or any such other agreement is resolved in any manner in favor of Jacobs. Upon any initial determination in favor of Jacobs, the Company shall advance to Jacobs an amount equal to Jacobs’s previously incurred legal fees and a reasonable estimate of any legal fees, costs and expenses which may be incurred by Jacobs in connection with the final resolution of such matter.

10.2.	The Company shall reimburse Jacobs for any and all legal fees, costs and expenses incurred by Jacobs in connection with his resignation as CEO of the Company and the negotiation and execution of this Agreement. The parties hereto do not believe that the reimbursement described in the foregoing sentence is taxable income to Jacobs but to the extent the reimbursement is treated as taxable income, the Company will pay to Jacobs an additional gross-up payment such that he has no after-tax cost for receiving such reimbursement. Nothing in this provision is suggested to waive attorney/client privilege with respect to legal advice received by Jacobs in respect of such matters for which the Company is required to reimburse Jacobs pursuant to this subsection 10.2.

10.3.	This Section 10 shall not affect Jacobs’s common-law or statutory indemnification rights, or any agreements or other arrangements between the parties relating to indemnification, including the Indemnification Agreement referred to in subsection 7.1 hereof.

11.	No Right of Set-off, Etc. Except as set forth in this Agreement, the obligation of the Company to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Jacobs or others.

12.	No Obligation to Mitigate. In no event shall Jacobs be obliged to seek other employment or consulting or take any other action by way of mitigation of the amounts payable to Jacobs under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Jacobs as a result of self-employment or employment by another employer, other than with respect to health care benefit payments as specifically described in subsection 5.3.1.

13.	Successors and Assigns.

13.1.	This Agreement is personal to each of the parties hereto. Except as provided in subsection 13.2 below, no party may assign or delegate any rights or obligations hereunder without first obtaining the consent of the other party hereto and any assignment in contravention of this subsection shall be void.

13.2.	The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform this Agreement by operation of law or otherwise.

13.3.	This Agreement shall inure to the benefit of and be enforceable by Jacobs and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.	Notices. For the purpose of this Agreement, all notices, consents and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service or (iii) on the fourth business day following the date mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Jacobs:

Bradley S. Jacobs

At the address shown on the records of the Company

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:       Martin Flumenbaum and

Michael J. Segal

If to the Company:

United Rentals, Inc.

Four Greenwich Office Park

Greenwich, Connecticut 06830

Attention: Chief Executive Officer or President

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.	Further Assurances. The Company and Jacobs agree to execute upon request further documents reasonably necessary to effect the express terms and conditions of this Agreement, including such documents as are reasonably necessary to effect the transfer or sale of equity interests in the Company owned by Jacobs on the date hereof (including subsequent transfers and sales by the transferees and purchasers of any such equity interests).

16.	Mutual Release.

16.1.	Except with respect to the obligations arising under or preserved in this Agreement, the Company, on behalf of itself and its successors and assigns (and with shareholders, employees, directors and officers collectively, the “Company Releasees”) and Jacobs, on behalf of himself and his heirs and assigns (collectively, the “Jacobs Releasees”) hereby waive and release any common law, statutory or other complaints, claims, charges or causes of action that (a) respectively, the Company Releasees may have against the Jacobs Releasees and the Jacobs Releasees may have against the Company Releasees arising out of or relating to Jacobs’ employment or termination of employment with, or serving in any capacity in respect of, the Company, both known and unknown, in law or in equity, arising out of any matter or circumstances occurring prior to and through the date of this Agreement, including, without limitation, any claim under any previous agreement executed by and between the Company and Jacobs, and any complaint, charge or cause of action arising out of his employment with the Company under the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, all as amended, and all other federal, state and local laws. By signing this Agreement, the Company and Jacobs acknowledge that they intend to waive and release any rights known or unknown they may have against the Jacobs Releasees and the Company Releasees, respectively, as provided above, except with respect to obligations arising under or preserved under this Agreement. Notwithstanding anything herein to the contrary, this release shall not apply to (a) any rights to vested benefits under benefit plans or any rights to indemnification or directors and officers insurance coverage, and (b)

any rights or claims the Company may have against one or more of the Jacobs Releasees relating to or arising out of Jacobs’ willful engagement in gross misconduct with regard to the Company and its affiliates prior to and through the date of this Agreement which is materially and demonstrably injurious to the Company and its affiliates, taken as a whole.

16.2.	In the event that any one or more of the Company Releasees files or threatens to file a complaint, claim or charge against any one or more of the Jacobs Releasees pursuant to any rights or claims relating to or arising out of a matter covered by exception (b) in the last sentence of Section 16.1, and the dispute or controversy that is the subject matter of such actual or threatened complaint, claim or charge is resolved in a manner in favor of the Jacobs Releasee(s), then, the Company shall pay to the Jacobs Releasee(s) the legal fees, costs and expenses incurred by the Jacobs Releasee(s) in connection with the investigation, defense, settlement and/or appeal of such actual or threatened complaint, claim, or charge. If a matter referred to in the preceding sentence is resolved by a court, within seven (7) days following the determination by such court in favor of the Jacobs Releasee(s) (whether in an initial proceeding or in any appeal therefrom), the Company shall advance to the Jacobs Releasee(s) an amount equal to such Jacobs Releasee(s)’ previously incurred legal fees, costs and expenses and a reasonable estimate of any legal fees, costs and expenses which may be incurred by the Jacobs Releasee(s) in connection with the final resolution of such matter. If the final resolution of the matter is in favor of the Jacobs Releasee(s), the Company will pay any outstanding legal fees, costs and expenses to the Jacobs Releasee(s) and if the final resolution of the matter is in favor of the Company Releasee(s), the Jacobs Releasee(s) shall reimburse the Company for all legal fees, costs and expenses paid to Jacobs pursuant to this subparagraph 16.2; provided, however, that a final resolution will only be “in favor of the Company Releasee(s)” if the court finds that each of the material claims and/or defenses of the Jacobs Releasee(s) in such matter were frivolous or made in bad faith. In the event that the parties agree to submit any matter referenced in this subsection 16.2 to arbitration, the arbitrator will be deemed a court for purposes of the foregoing. The foregoing rights shall be in addition to any rights of indemnification that the Jacobs Releasees may have from any of the Company Releasees.

17.	Entire Agreement. This Agreement (together with any Exhibits, Schedules or Annexes hereto and any documents and instruments delivered pursuant hereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, discussions, negotiations and other communications (oral, written or otherwise) relating to the subject matter hereof.

18.	Amendments, Etc. This Agreement (including any Exhibits, Schedules or Annexes hereto) may not be amended, modified, supplemented or otherwise varied in any respect, except by a written document of even or subsequent date herewith duly executed by each of the parties hereto.

19.	Waivers, Etc. No waiver relating to this Agreement shall be effective unless made in writing and duly executed by the party against whom enforcement of such waiver is sought, and any such waiver shall be effective only in the specific instance and for the specific purpose for which given. No waiver by any party of any breach or default of or under this Agreement shall be deemed a waiver of any other breach or default of or under this Agreement (whether occurring pursuant to the same or a different provision and whether occurring prior to, concurrent with or subsequent to the giving of such waiver).

20.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut applicable to agreements made and to be performed entirely within such State. Any litigation instituted by any party to this Agreement pertaining to this Agreement must be filed before a court of competent jurisdiction in Connecticut and both parties hereby consent irrevocably to the jurisdiction of such courts over them.

21.	Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

22.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

23.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UNITED RENTALS, INC.

By:
Name and Title: Wayland R. Hicks, Chief Operating Officer

Bradley S. Jacobs

SECRETARY’S CERTIFICATE

This Agreement has been approved and authorized by the Board of Directors of United Rentals, Inc. at a meeting held on December 4, 2003.

Name and Title: John N. Milne, Corporate Secretary

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